Paycom increases and extends stock repurchase plan

OKLAHOMA CITY (July 31, 2024) — Paycom Software, Inc. (NYSE: PAYC) (“Paycom”), a leading provider of comprehensive, cloud-based human capital management software, announced today that its board of directors has increased and extended its ongoing stock repurchase plan, such that $1.5 billion is available for repurchases through Aug. 15, 2026. Prior to the increase, approximately $676 million was available for repurchases.

“We have a leading product in an attractive industry, a resilient business model that generates robust cashflow and a strong balance sheet with no debt,” said Chad Richison, Paycom founder, CEO and chairman. “We have repurchased approximately 2.3 million shares, or 4% of the company, since last July for approximately $413 million. We will continue to opportunistically buy our stock if and when we see attractive valuations relative to peers.”

Shares may be repurchased from time to time in open market transactions at prevailing market prices, in privately negotiated transactions or by other means in accordance with federal securities laws, including Rule 10b5-1 programs, and the repurchase plan may be suspended or discontinued at any time. The actual timing, number and value of shares repurchased will be determined by a committee of the board of directors at its discretion and will depend on a number of factors, including the market price of Paycom’s common stock, general market and economic conditions, and other corporate considerations.

About Paycom

For 25 years, Paycom Software, Inc. (NYSE: PAYC) has simplified businesses and the lives of their employees through easy-to-use HR and payroll technology to empower transparency through direct access to their data. And thanks to its industry-first solution, Beti®, employees now do their own payroll and are guided to find and fix costly errors before payroll submission. From onboarding and benefits enrollment to talent management and more, Paycom’s software streamlines processes, drives efficiencies and gives employees power over their own HR information, all in a single app. Recognized nationally for its technology and workplace culture, Paycom can now serve businesses of all sizes in the U.S. and internationally.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are any statements that look to future events and include, but are not limited to, statements regarding Paycom’s business strategy; anticipated future operating results and operating expenses, cash flows, capital resources and liquidity; trends, opportunities and risks affecting Paycom’s business, industry and financial results; and Paycom’s plans to purchase shares of its common stock under the authorized stock repurchase plan. These forward-looking statements speak only as of the date hereof and are subject to business and economic risks. As such, Paycom’s actual results could differ materially from those set forth in the forward-looking statements as a result of the factors discussed in Paycom’s filings with the Securities and Exchange Commission, including but not limited to those discussed in Paycom’s Annual Report on Form 10-K for the year ended December 31, 2023. Paycom undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable securities laws.

Investor Relations:
James Samford
investors@paycom.com

Paycom Software, Inc.